Exhibit 99.1

USANA Announces Record Fourth Quarter and Annual Results; Quarterly Earnings Per Share Up 44% on Net Sales Growth of 26%

    SALT LAKE CITY--(BUSINESS WIRE)--Feb. 8, 2005--USANA Health Sciences Inc. (Nasdaq: USNA) today announced record financial results for the fiscal fourth quarter and for the fiscal year of 2004 (ended Jan. 1, 2005). Net sales in the fourth quarter increased 26.3% and earnings per share increased 43.8%, compared with the fourth quarter of the prior year. Net sales growth was driven by a 29.5% increase in the number of active Associates and by increased sales from the recent re-formulation of Sense, USANA's popular line of skin and personal care products.
    The company achieved record net sales for the fourth quarter of $75.1 million, compared with $59.5 million in the fourth quarter of 2003. The company also achieved record earnings per share in the fourth quarter of $0.46, compared with $0.32 in the fourth quarter of 2003. The company's earnings per share in the fourth quarter benefited by about $0.04 per share from a favorable tax settlement. The diluted number of shares outstanding was approximately 20.0 million in the fourth quarter of 2004, compared with approximately 21.4 million in the fourth quarter of 2003.
    For the 2004 fiscal year, the company achieved record net sales of $272.8 million, an increase of 36.4% from $200 million for 2003. USANA also achieved record net earnings for 2004 of $30.8 million ($1.51 per share), an increase of 48% from the $20.8 million ($0.98 per share) for 2003. The diluted number of shares outstanding was approximately
20.4 million in the year 2004, compared with approximately 21.3 million in 2003.
    The company repurchased 444,400 shares during the fourth quarter and approximately 1.2 million shares during the full year 2004 through the company's stock repurchase program.
    "Our company's record performance in the fourth quarter was primarily driven by the re-formulation of Sense, our line of personal and skin care products," said Dave Wentz, president of USANA. "This re-formulation introduced a first-of-its-kind, self-preserving technology into every product in the Sense line, without adding traditional chemical preservatives. We have been pleased by the positive reception that our re-formulated product line has received in the personal care marketplace, and we believe that our self-preserving technology will allow us to rapidly build our market share within that market.
    "Our main focus in the year ahead will be on increasing the sales of our products in our existing markets. However, as previously announced, we intend to open one new market before the end of the third quarter. Additionally, we continue to evaluate the opportunity for entry into China. We expect the new direct selling laws in China to be issued in the first quarter of 2005. We will evaluate these laws, and other factors, as we define our China strategy."
    Commenting on USANA's financial results, Gilbert A. Fuller, chief financial officer, noted, "We were pleased to report sales growth in the fourth quarter. Our North American markets posted excellent growth, with sales in Canada growing more than 22% over last year. Outside North America, sales grew by 20.2% and were especially strong in Hong Kong and Taiwan.
    "The number of our Associates also grew in the fourth quarter," continued Fuller. "Sales of our Sense products increased to 16% of total product sales, compared with 13% of total product sales in the third quarter of 2004, and sales growth from our other product lines was also strong. Our net profit margin was slightly reduced by our significant investment in marketing programs for the re-formulated Sense product line, as well as by our efforts to meet the increased demand for these products. We expect our net profit margin to improve during the second half of 2005.
    "With respect to guidance, we expect net sales in the first quarter of 2005 to be in the range of $76 million to $78 million (an increase of up to 26%), compared with $61.8 million in the first quarter of last year. We expect earnings per share in the first quarter of 2005 to be approximately $0.43 (an estimated increase of 43%), compared with $0.30 in the first quarter of last year. For the full year 2005, we now believe that net sales will grow between 17% and 20% compared with 2004, an increase from the 15% to 18% growth expectations that we provided in October 2004. With this growth rate, our net sales for 2005 will likely be between $319 million and $327 million. We also expect that earnings per share for 2005 will grow between 20% and 25% compared with 2004, based on an estimated tax rate of 34%. With this growth rate, our earnings per share for 2005 will likely be between $1.81 and $1.88."
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, Feb. 9, 2004, at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                              Quarter Ended           Year Ended
                          --------------------- ----------------------
                           3-Jan-04   1-Jan-05   3-Jan-04   1-Jan-05
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)           (Unaudited)

 Net sales                  $59,486    $75,130   $200,013    $272,824
 Cost of sales               13,421     18,837     44,422      66,822
                          ---------- ---------- ---------- -----------
      Gross profit           46,065     56,293    155,591     206,002

 Operating expenses
   Associate incentives      23,584     29,055     78,675     104,433
   Selling, general and
    administrative           12,341     14,633     44,413      54,692
   Research and
    development                 298        396      1,384       2,031
                          ---------- ---------- ---------- -----------

      Earnings from
       operations             9,842     12,209     31,119      44,846

 Other income (expense)        (139)       598        192         233
                          ---------- ---------- ---------- -----------
      Earnings before
       income taxes           9,703     12,807     31,311      45,079

 Income taxes                 2,866      3,652     10,494      14,302
                          ---------- ---------- ---------- -----------

 NET EARNINGS                $6,837     $9,155    $20,817     $30,777
                          ========== ========== ========== ===========

 Earnings per share -
  diluted                     $0.32      $0.46      $0.98       $1.51
                          ========== ========== ========== ===========
 Weighted average shares
  outstanding - diluted      21,389     19,990     21,319      20,415
                          ========== ========== ========== ===========



                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)


                                       As of      As of
                                      3-Jan-04   1-Jan-05
                                     ---------- ----------
                                                (Unaudited)
ASSETS
  Cash and cash equivalents            $18,965    $15,067
  Inventories, net                      14,069     17,722
  Other current assets                   5,215      8,034
                                     ---------- ----------
Total current assets                    38,249     40,823

  Property and equipment, net           20,195     23,194
  Goodwill                               4,267      5,690
  Other assets                           2,416      1,957
                                     ---------- ----------
       Total assets                    $65,127    $71,664
                                     ========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable                      $5,215     $5,106
  Other current liabilities             14,704     17,644
                                     ---------- ----------
Total current liabilities               19,919     22,750

  Deferred income taxes                    837      1,071

  Stockholders' equity                  44,371     47,843
                                     ---------- ----------
       Total liabilities and
        stockholders' equity           $65,127    $71,664
                                     ========== ==========



                      USANA Health Sciences Inc.
                            Sales by Market
                             (in thousands)

                                                Quarter Ended
                                       -------------------------------
                                          3-Jan-04        1-Jan-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
  Region
    United States                      $25,716  43.2%  $29,830   39.7%
    Canada                              12,436  20.9%   15,184   20.2%
    Australia-New Zealand                9,078  15.3%    9,881   13.1%
    Hong Kong                            2,570   4.3%    3,073    4.1%
    Japan                                2,104   3.5%    2,470    3.3%
    Taiwan                               4,030   6.8%    4,479    6.0%
    Korea                                1,444   2.4%    1,302    1.7%
    Singapore                              920   1.6%    3,019    4.0%
    Mexico                                   -   0.0%    3,064    4.1%
    Wasatch                              1,188   2.0%    2,828    3.8%
                                       ------- ------- -------- ------
                                       $59,486 100.0%  $75,130  100.0%
                                       ======= ======= ======== ======


                      Active Associates by Market

                                                    As of
                                       -------------------------------
                                          3-Jan-04        1-Jan-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
  Region
    United States                       35,000  39.8%   43,000   37.7%
    Canada                              19,000  21.6%   22,000   19.3%
    Australia-New Zealand               13,000  14.8%   14,000   12.3%
    Hong Kong                            4,000   4.5%    5,000    4.4%
    Japan                                3,000   3.4%    4,000    3.5%
    Taiwan                               8,000   9.1%    9,000    7.9%
    Korea                                4,000   4.5%    2,000    1.8%
    Singapore                            2,000   2.3%    8,000    7.0%
    Mexico                                   -   0.0%    7,000    6.1%
                                       ------- ------  -------  ------
                                        88,000 100.0%  114,000  100.0%
                                       ======= ======  =======  ======


                  Active Preferred Customers by Market

                                                    As of
                                       -------------------------------
                                          3-Jan-04        1-Jan-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
  Region
     United States                      31,000  60.8%   38,000   60.3%
     Canada                             15,000  29.4%   17,000   27.0%
     Australia-New Zealand               4,000   7.8%    5,000    7.9%
     Hong Kong                           1,000   2.0%    1,000    1.6%
     Japan                                  (1)  0.0%    1,000    1.6%
     Taiwan                                 (1)  0.0%       (1)   0.0%
     Korea                                  (1)  0.0%       (1)   0.0%
     Singapore                              (1)  0.0%       (1)   0.0%
     Mexico                                  -   0.0%    1,000    1.6%
                                        ------ ------   ------  ------
                                        51,000 100.0%   63,000  100.0%
                                        ====== ======   ======  ======


  (1) Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com